Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Creative Realities, Inc. on Form S-1 to be filed on or about June 22, 2018 of our report dated March 26, 2018 on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended. Our report includes an explanatory paragraph about a change in accounting principle. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 22, 2018